                                                                      EXHIBIT 12

                            AMERICAN EXPRESS COMPANY
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)

                                   Three Months
                                   Ended March 31,                  Years Ended December 31,
                                       2004          ----------------------------------------------------
                                    (Unaudited)        2003       2002       2001       2000       1999
                                 -----------------   --------   --------   --------   --------   --------
Earnings:
  Pretax income from
   continuing operations         $           1,248   $  4,247   $  3,727   $  1,596   $  3,908   $  3,438
  Interest expense                             384      1,617      1,846      2,888      2,952      2,178
  Other adjustments                             38        157        174        175        163        151
                                 -----------------   --------   --------   --------   --------   --------
Total earnings(a)                $           1,670   $  6,021   $  5,747   $  4,659   $  7,023   $  5,767
                                 -----------------   --------   --------   --------   --------   --------

Fixed Charges:
  Interest expense               $             384   $  1,617   $  1,846   $  2,888   $  2,952   $  2,178
  Other adjustments                             35        140        151        170        165        152
                                 -----------------   --------   --------   --------   --------   --------
Total fixed charges(b)           $             419   $  1,757   $  1,997   $  3,058   $  3,117   $  2,330
                                 -----------------   --------   --------   --------   --------   --------

Ratio of earnings to
  fixed charges(a/b)                          3.98       3.43       2.88       1.52       2.25       2.48

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company (the Company) and Travel Related Services' Cardmember lending activities, which is netted against net investment income and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for under the equity method whose debt is not guaranteed by the Company, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for under the equity method.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.